Exhibit 3.2

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIDA GLOBAL INC.

VIDA Global Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.The name of the Corporation is VIDA Global Inc. The Corporation was incorporated under the name VIDA Global Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 11, 2022.

2. The Certificate of Incorporation of this Corporation was previously amended and restated in its entirety by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2025.

3.This Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, was duly adopted by the board of directors of the Corporation and by the written consent of the requisite stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, VIDA Global Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation on ________________, 2026.

VIDA GLOBAL INC.

By:
Name:	Lyle Pratt
Title:	Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is VIDA Global Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 108 Lakeland Avenue, Dover, County of Kent, 19901, and the name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of capital stock which the Corporation is authorized to issue is 560,000,000 shares comprised of two classes as follows: (i) 510,000,000 shares of common stock, having a par value of $0.001 per share (the “Common Stock”), of which (a) 500,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”) and (b) 10,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (ii) 50,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock shall be two separate series within a single class of capital stock.

The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of any of the Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to this Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock).

Effective immediately upon the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each issued and outstanding share of common stock, $0.001 par value per share, of the Corporation that was issued to the former holders of the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, and Series A Preferred Stock of the Corporation (such former series of preferred stock, collectively, the “Former Preferred Stock” and such former holders thereof, the “Former Preferred Holders”) upon the mandatory conversion of the Former Preferred Stock immediately prior to the filing and effectiveness of this Restated Certificate pursuant to and in accordance with the terms of the Corporation’s Amended and Restated Certificate of Incorporation (such shares of common stock, the “Former Preferred Holder Common Stock”) shall be reclassified as and become, 3.57 validly issued, fully paid and non-assessable shares of Class A Common Stock; (ii) each issued and outstanding share of common stock, $0.001 par value per share, of the Corporation that was issued as restricted stock awards or was issued upon the exercise, conversion or vesting of other awards pursuant to the Corporation’s equity incentive plans (such shares of common stock, the “Former Equity Award Common Stock”) shall be reclassified as and become, 3.57 validly issued, fully paid and non-assessable shares of Class A Common Stock; and (iii) each issued and outstanding share of common stock, $0.001 par value per share, of the Corporation that is not Former Preferred Holder Common Stock or Former Equity Award Common Stock shall be reclassified as and become, 3.57 fully paid and non-assessable shares of Class B Common Stock (such shares of common stock, the “Former Common Stock” and together with the Former Preferred Holder Common Stock and the Former Equity Award Common Stock, the “Existing Common Stock”). The reclassifications set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence (the “Reclassification”) shall occur automatically without any further action by the Corporation or the holders of Existing Common Stock.

No fractional shares of Class A Common Stock or Class B Common Stock will be issued as a result of or in connection with the Reclassification. If the shares of Existing Common Stock held by a holder immediately prior to the Effective Time are collectively reclassified pursuant to the Reclassification into a fractional number of shares of Class A Common Stock or Class B Common Stock, as applicable, the Corporation shall issue to such holder such fractions of a share of Class A Common Stock or Class B Common Stock, as applicable, as are necessary to round the number of shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder immediately following the Effective Time up to the nearest whole number of shares in consideration for the corporate benefits to the Corporation arising from not having to issue fractional shares or pay in cash the fair value of such fractional shares in lieu of the issuance thereof (the “Fractional Share Issuance”).

Each holder of record of a certificate or certificates for one or more shares of the Existing Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of Class A Common Stock or Class B Common Stock, as applicable, to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Existing Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been reclassified pursuant to the Reclassification and after giving effect to the Fractional Share Issuance, as applicable.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class and series of capital stock of the Corporation are as follows:

A. COMMON STOCK.

Subject to and qualified by all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock):

1. Voting Rights.

(a) General Right to Vote Together. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together on all matters submitted to a vote of the stockholders.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share held by such holder as of the record date for determining stockholders entitled to vote on such matter, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share held by such holder as of the record date for determining stockholders entitled to vote on such matter. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) or under the DGCL.

(c) Cumulative Voting. Unless required by law, there shall be no cumulative voting.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally and share ratably in all respects as to all matters, including, without limitation:

(a) Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of any Distribution, Distributions may be declared and paid or made ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a series; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and such Distribution shall be deemed equal, identical and ratable so long as such Distribution is paid or distributed ratably on a per share basis.

(b) Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of the other such series will be concurrently subdivided, combined or reclassified in the same proportion and manner to maintain the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date or effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a series.

(c) Equal Treatment in any Merger Transaction. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, statutory conversion, transfer, domestication, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock and Class B Common Stock may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights. Notwithstanding the foregoing, the consideration received per share by the holders of each series of Common Stock in any merger, consolidation, statutory conversion, transfer, domestication, reorganization or other business combination is not required to be identical, and may be different or disproportionate, if such merger, consolidation, statutory conversion, transfer, domestication, reorganization or other business combination is approved by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

3. Conversion of Class B Common Stock.

(a) Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Such written notice shall state therein the number of shares of Class B Common Stock being converted and the name or names of the holder or holders thereof in which the shares of Class A Common Stock are to be registered.

(b) Automatic Conversion.

(i) With respect to each Founder, each share of Class B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the date such Founder is no longer providing services to the Corporation as an executive officer or member of the Board.

(ii) Each share of Class B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share; provided, however, that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (A) through (E) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(A) an Immediate Family Member of the Founder who shares the Founder’s household;

(B) a trust (including a grantor retained annuity trust), or a trustee of a trust, for the benefit of the Founder or any Immediate Family Member of the Founder so long as the Founder (or the spouse of the Founder), directly or indirectly through one or more Permitted Transferees, has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration and, provided, further, that in the event the Founder (or the spouse of the Founder) no longer has direct or indirect sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision) maintained by the Founder or the spouse of the Founder, or a pension, profit sharing, stock bonus or other type of plan or trust of which the Founder or the spouse of the Founder is a participant and beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case the Founder or the spouse of the Founder, directly or indirectly through one or more Permitted Transferees, has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Founder or the spouse of the Founder no longer has direct or indirect sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D) a corporation, partnership or limited liability company in which the Founder or the spouse of the Founder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Founder or the spouse of the Founder, directly or indirectly through one or more Permitted Transferees, retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided such Transfer does not involve any payment of cash, securities, property or other consideration and, provided, further, that in the event the Founder or spouse of the Founder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure such Class B Stockholder retains direct or indirect sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(E) from the Founder or the Founder’s Permitted Transferees to the Founder’s estate or to any Immediate Family Member of the Founder as a result of the Founder’s death.

(c) Final Conversion of Class B Common Stock. On the Final Conversion Date, each one (1) outstanding share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of any shares of Class B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Class B Common Stock so converted in accordance with Section 243 of the DGCL, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of amending this Restated Certificate so as to reduce accordingly the number of authorized shares of Class B Common Stock or, if all authorized shares of Class B Common Stock were previously issued and retired by the filing of the certificate of retirement, eliminating all references to Class B Common Stock in this Restated Certificate.

(d) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock in accordance with this Article IV, Section A(3) and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred in accordance with this Article IV, Section A(3)(b)(ii)(B). Upon any determination by the Board that a Transfer has resulted in a conversion to Class A Common Stock, such shares of Class B Common Stock shall be, or shall be deemed to be as of the time of such Transfer, as applicable, converted to Class A Common Stock.

(e) Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article IV, Section A(3), such conversion(s) shall be deemed to have been effective immediately prior to the close of business on the date that the Corporation’s transfer agent receives the written notice required under Section A(3)(a) of this Article IV, the time that the Transfer of such shares occurred under Section A(3)(b)(ii) of this Article IV, or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Article IV, Section A(3), all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates (or book-entry position(s) representing the shares of Class A Common Stock) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such shares of Class B Common Stock were converted. Notwithstanding anything to the contrary in Section A(3) of this Article IV, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Section A(3) of this Article IV occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the Class B Stockholder as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Restated Certificate and to the fullest extent permitted by applicable law, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, Class B Common Stock), such shares of Class B Common Stock shall automatically be converted to Class A Common Stock, on a one-to-one basis (and such Rights to acquire, or securities convertible into or exchangeable for, Class B Common Stock, shall be Rights to acquire, or securities convertible into or exchangeable for, Class A Common Stock, on a one-to-one basis).

(f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article IV, Section A(3), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

4. No Further Issuances. Except for the issuance of Class B Common Stock issuable upon the settlement, exercise or conversion of Rights outstanding at the IPO Time or Rights contemplated by the Equity Incentive Plan, a dividend payable in accordance with Article IV, Section A(2)(a) or a subdivision or reclassification in accordance with Article IV, Section A(2)(b), the Corporation shall not at any time after the IPO Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate series. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board as hereinafter provided.

Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a Certificate of Designation relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption rights and liquidation preferences as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board. Without limiting the generality of any of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation relating to such series of Preferred Stock). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V

The following terms, where capitalized in this Restated Certificate, shall have the meanings ascribed to them in this Article V:

“Board of Directors” or “Board” means the board of directors of the Corporation or a duly authorized committee thereof.

“Certificate of Designation” means a certificate of designation relating to a series of Preferred Stock, as the same may be amended and/or restated from time to time.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock issued at or prior to the IPO Time, (ii) the registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Time (including, without limitation upon exercise of options or warrants and settlement of restricted stock units) or (iii) a Permitted Transferee of the foregoing registered holders in clauses (i) and (ii).

“Distribution” means (i) any dividend of cash, property or shares of the Corporation’s capital stock payable to holders of shares of the Corporation’s capital stock; and (ii) any distribution to holders of shares of the Corporation’s capital stock following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Equity Incentive Plan” means the Corporation’s 2026 Omnibus Equity Incentive Plan, as may be amended and/or restated from time to time prior to the Final Conversion Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur following the IPO Time of (i) the date fixed by the Board that is no less than ninety (90) days and no more than one hundred and eighty (180) days following the date all Founders are no longer providing services to the Corporation as an executive officer or member of the Board, (ii) the date fixed by the Board that is no less than ninety (90) days and no more than one hundred and eighty (180) days following the death or Incapacity of all Founders, or (iii) the date on which the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by all of the Founders and their respective Permitted Transferees (including shares underlying outstanding Rights) represents less than 50% of the shares of Class A Common Stock and Class B Common Stock beneficially owned by the Founders at the IPO Time.

“Founder” means each of Lyle Pratt, Brandon Robinson, and Timothy Noah Hayes.

“Immediate Family Member” means, with respect to a natural person, the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Incapacity” means that such holder is incapable of managing such holder’s financial affairs under the criteria set forth in the applicable probate code and such incapacity has lasted or can be expected to last for a continuous period of not less than twelve (12) months or is suffering from a condition that can be expected to result in death, in each case, as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“IPO” means the Corporation’s initial underwritten public offering of the Class A Common Stock.

“IPO Time” means the closing of the IPO.

“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or Nasdaq Global Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock. Notwithstanding the foregoing, the following shall not be considered a “Transfer”: (a) granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders of the Corporation or by written consent in lieu of a meeting of stockholders of the Corporation; (b) pledging shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the IPO Time or at any time after the IPO Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock (and provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; (e) granting a proxy by a Founder or a Founder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Founder or (y) during any Incapacity of such Founder, including the exercise of such proxy by the person designated by the Board; or (f) entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, conversion, transfer, asset transfer, asset acquisition or any other transaction approved by the Board.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise; provided, however, that the following shall not be considered a loss or other diminishment of “Voting Control”: (a) granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders of the Corporation or by written consent in lieu of a meeting of stockholders of the Corporation; (b) pledging shares of Class B Common Stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a loss of “Voting Control”; (c) the fact that, as of the IPO Time or at any time after the IPO Time, the spouse of any holder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a loss of “Voting Control” of such shares of Class B Common Stock (and provided that any transfer of voting control over shares held by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer of voting control in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a loss of “Voting Control” of such shares of Class B Common Stock unless otherwise provided herein); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a loss of “Voting Control” at the time of such sale; (e) granting a proxy by a Founder or a Founder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Founder or (y) during any Incapacity of such Founder, including the exercise of such proxy by the person designated by the Board; or (f) entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, conversion, transfer, asset transfer, asset acquisition or any other transaction approved by the Board.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the IPO Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the IPO Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the IPO Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the IPO Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board is authorized to designate members of the Board already in office as a Class I, Class II or Class III director.

B. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors, subject to adjustment in accordance with paragraph E of this Article VI with respect to additional directors elected by the holders of one or more outstanding series of Preferred Stock.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation relating to any such series of Preferred Stock). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by DGCL, the Board is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation relating to any such series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Prior to the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation may be authorized or taken by the consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at an annual or special meeting of the stockholders. Following the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board or the Chairperson of the Board, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

Directors. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Officers. To the fullest extent permitted by the DGCL, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

The Corporation reserves the right to amend or repeal this Restated Certificate in the manner now or hereafter prescribed by statute and this Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of Class B Common Stock, voting as a separate series, in addition to any other vote required by law or this Restated Certificate, directly or indirectly, amend, alter, change, adopt, or repeal any provision inconsistent with Part A of Article IV, Article VI or this proviso of this paragraph of Article XI.

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII

The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.